EXHIBIT 10.2

                 Cooperation Agreement regarding China Online's
                 Internet Connection Service Commercial Business

Shenzhen Rayes Group Co., Ltd. is a private high-tech enterprise registered in Shenzhen, Guangdong, China. (Party A). "China Online" was established by the Rayes Group to meet China's development needs. China Online is a commercially-focused, inter-provincial and inter-city online service provider based on China Telecom's digital network and connected with the Internet.

Shenzhen Neihe Electronic System Co., Ltd. is a high-tech company registered in Shenzhen with electronic business affairs as a focus and computer network technology and consulting service as additional (Party B) . With mutual consent and recognition of the favorable development prospect for China's internet market and after a full discussion between the two parties, the cooperation agreement agreed on is set out below.

I         Parties to the Agreement

Party A:          Shenzhen Rayes Group Co., Ltd.

Party B:          Shenzhen Neihe Electronic Network Systems Co., Ltd.

II        Basis of Cooperation

          The project China Online invested by Party A has wide advantages in respect of policy, brand and business development, mainly including:

          1. On Oct.30th, 1998, the Administration Bureau of Telecommunications of the Ministry of Information Industry issued the "Reply on the Re-Acquisition of the Business Permit for the Internet Business of Computer Information Network" for Shenzhen Rayes Group Co., Ltd., approving Shenzhen Rayes Group Co., Ltd. to be engaged in the Internet business of computer information network in its business subsidiaries in 80 cities;

          2. In 1998, it entered into a cooperation agreement on jointly supplying information services to society with the State Administration of Telecommunications, reaching the interconnection between public multi-media communications network and "China Online" in China. The users of "China Online" may directly dial the special service number 169 for online access;

          3. In 1997 and 1998, in two phases, it obtained the special service number 95888 as approved by the former Ministry of Posts and Telecommunications to be used in 64 cities throughout the country;

          4. In 1997, the former Ministry of Posts and Telecommunications issued official documents to supply preferential to Shenzhen Rayes Group Co., Ltd. in leasing dedicated digital line;

          5. On April 22, 1998, it signed a letter of intent with the Bank of China, to make the Commodities Transaction Center of "China Online" a corresponding point to develop the overall business and technological cooperation in the fields of "China Online" communications service, information service and e-commerce.

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          6.   On June 10, 1999, the State Administration of Communications of
               China made further definition on the cooperation scope, settlement, expense, roaming, etc. in the "Circular on the Cooperation, Execution, and Relevant Issues of ISP/ICP between Rayes Group and Others".

               Party B is a high-tech company qualified as a corporation in China owing to its advantage in respect to the introduction of new technology, technological consultations, market popularization, assets raising, etc.

III       Content of Co-operation

Utilising Party A's Internet platform and value added businesses, Party B will use its own funding and technical advantages to offer technical and marketing consultancy services to Party A. Parties A & B both guarantee the effectiveness of these measures. Should China ever allow foreign companies to participate in and expand investment into value added services on the Internet, Party A promises to give Party B priority in this participation and expansion.

IV        Responsibilities of Both Parties to Co-operate

     1.   Responsibilities of Party A

     A. Party A is responsible for the business development and planning of the whole network of "China Online", and for better developing the business of Internet connection provider under the technological support of Party B;

     B. With the permission of Party A, Party B may jointly enjoy any preferential state policies obtained in the "China Online" project to the extent allowed by the laws and policies of China.

     2.   Responsibilities of Party B

     A. The development of all businesses of Party B must observe all regulations of relevant policies and rules of China;

     B. The development of all businesses of Party B must conform to the planning of business development of whole network of the "China Online" project of Party A stipulated by Chinese government and coordinate the operation management of Party A;

     C. Party B's business development is limited to Shanghai and Wuhan. If Party B needs to expand its business services locations, it must obtain Party's permission to develop business .

     D. The development of all business of Party B should be under the daily supervision and control of the network management center of Party A and relevant technological and business data should be reported in time;

     E. Party B agrees to introduce American and Canadian network technology to China Online to improve China Online's own conditions and competitive ability.

V         Expenses of Cooperation

     Party B agrees (1) to be retained by Party A as consultant to Party A's Shanghai and Wuhan offices. Party B will offer technical, marketing and operational consultancy services to Party A. Party B's consultancy fee will be equivalent to fifty percent of the income Party A derives from its internet connection service commercial business in those two locations. Party A (2) agrees, within the bounds of Chinese law and policy, to give preferential operational rights to Party B.

     Based on the 2 points above, Party B agrees to first pay to Party A 3 million RMB, Within 30 days of formal signature of this agreement.

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VI

     In the event that in the cooperation period the business permit of Party A's internet connection service commercial business is altered, canceled or terminated by the relevant department thereafter affecting the performance of the Agreement, or in the cooperation period China allows foreign investment participating in internet connection service commercial business or carries out other opening measures, Party A and Party B agree to amend or sign another agreement through friendly negotiation.

VII       Duration of the Agreement

     This Agreement is valid from July 1, 1999 to July 1, 2004, totaling 5 years. Upon expiration of the Agreement, the parties may sign to extend the Agreement through negotiation.

VIII      Default Responsibilities

     In the event that Party B makes a breach of the Agreement, Party A has the right to terminate the performance of the Agreement and the fees received will not be returned. In the event that Party A makes a breach of the Agreement, Party A should return the fees received from Party B and compensate Party B for relevant losses caused therefrom.

IX        Other

     The Agreement is made in duplicate, of which Party A and Party B separately hold one copy. The Agreement comes into effect upon the date of signing and sealing of the two parties.

     Party A: Shenzhen Rayes Group Co., Ltd.  Party B: Shenzhen Neihe Electronic
                                                       Network Systems Co., Ltd.
     Date: 15 July 1998
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